UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

FEBRUARY 5, 2025
Date of Report (date of earliest event reported)
Beyond, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-41850	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(Address of principal executive offices)

(801) 947-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BYON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 5, 2025, the stockholders of Kirkland’s, Inc. (“Kirkland’s”) voted to approve the conversion of $8.5 million of Kirkland’s convertible debt (plus accrued interest) held by the Beyond, Inc. (the “Company”) into shares of Kirkland’s common stock (the “Conversion”).

Kirkland’s stockholders also voted to approve the Company’s $8 million investment in Kirkland’s in exchange for receiving shares in Kirkland’s common stock pursuant to a Subscription Agreement and Investor Rights Agreement (collectively the “Subscription Agreement”).

The Conversion and the Subscription Agreement were previously described in a Current Report on Form 8-K filed by the Company on October 21, 2024, and such descriptions are incorporated by reference herein.

Upon the approval of the Conversion and the Subscription Agreement, the Company (i) owns a total of approximately 40% of Kirkland’s outstanding shares of common stock, (ii) has the right to designate two persons for appointment to Kirkland’s board of directors as independent directors as long as the Company owns at least 20% of Kirkland's outstanding common stock, and (iii) has the right to appoint one individual as a non-voting observer to Kirkland’s board of directors as long as the Company owns at least 5% of Kirkland's outstanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND, INC.

By:	/s/ Adrianne Lee
Adrianne Lee
Chief Financial and Administrative Officer
Date:	February 5, 2025

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